Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants

Up to 77,272,414 Shares of Class A Common Stock

Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 17, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On November 17, 2021 the closing price of our Class A Common Stock was $8.03 and the closing price for our public warrants was $2.22.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2021

Hyzon Motors Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Quaker Meeting House Road Honeoye Falls, NY	14472
(Address of principal executive offices)	(Zip Code)

(585)-484-9337

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Hyzon Motors, Inc. (the “Company”) announced today that its Board of Directors has authorized the repurchase of up to $5 million of its outstanding Common Stock and/or Warrants at such time or times as management shall determine.

The timing and amount of any share repurchases under the Company’s share repurchase authorization will be determined by management based on market conditions and other considerations, and such repurchases may be executed in the open market, including through negotiated transactions and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2021

HYZON MOTORS INC.

By:	/s/ Craig M. Knight
Name: Craig M. Knight
Title: Chief Executive Officer

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